News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS $0.98 EPS, UP 17%, ON 9% SALES GROWTH;

ANNOUNCES PLAN TO CREATE STAND-ALONE COFFEE COMPANY

CINCINNATI, Jan. 31, 2008 - The Procter & Gamble Company (NYSE: PG) announced net sales growth of nine percent to $21.6 billion for the quarter.  Sales were up behind strong volume growth from continued success on key product initiatives and double-digit organic growth in developing regions.  Organic volume increased six percent and organic sales were up five percent for the quarter.  Diluted earnings per share increased 17 percent to $0.98 per share, above the top end of the company’s $0.95 to $0.97 per share guidance range.  Earnings grew as topline growth and continued Gillette synergy benefits more than offset higher commodity costs.

“This quarter is another demonstration of P&G’s capability to deliver strong results in a difficult competitive and commodity cost environment,” said A.G. Lafley, Chairman of the Board and Chief Executive Officer.  “Solid topline growth and a sharp focus on cost control are driving strong profit and cash generation.  Looking ahead, we are confident that the strength of the company’s brand portfolio, initiative pipeline and productivity program will enable P&G to continue delivering at or ahead of its targets.”

Executive Summary
•
Net sales increased nine percent to $21.6 billion behind six percent organic volume growth.  Every geographic region posted year-on-year organic volume growth, led by double-digit growth in developing regions.

•
Net Earnings grew 14 percent to $3.3 billion primarily behind the combination of sales growth and overhead cost savings, which more than offset the impact of higher commodity costs.  Earnings per share increased 17 percent to $0.98 for the quarter.

•
Operating cash flow was up 69 percent to $4.1 billion behind higher earnings and a significant improvement in working capital versus the year-ago period.  Free cash flow was 107% of earnings, well-ahead of the company’s 90% annual target.

Coffee Announcement
P&G announced plans to separate its coffee business and create an independent company named The Folgers Coffee Company.  The coffee business had sales of approximately $1.6 billion and operating income of about $350 million in fiscal 2007.  The new company will employ approximately 1,250 employees at four sites in the U.S., and will be headquartered in Cincinnati, Ohio.

P&G stated its goals in this transaction are to maximize the after-tax value of the coffee business for P&G shareholders and to minimize earnings per share dilution.   In addition, P&G said this decision will enable the company to better focus its resources on faster growing categories and, as a result, enhance P&G’s ability to consistently deliver its annual financial goals as the expected growth rate of the coffee business is below P&G’s target range.

P&G believes the transaction will be good for the coffee business as the business will get greater priority and attention as a standalone company.  Folgers is the leading retail coffee brand in North America, has attractive operating profit margins and is a strong cash generator.

In anticipation of the transaction, P&G has named Mr. Jamie Egasti to serve as Chief Executive Officer of The Folgers Coffee Company.  Mr. Egasti currently serves P&G as President, Coffee and Global Snacks.

Although no decision has been made on the form of the separation, P&G expects to do a spin-off or split-off transaction.  P&G’s current preference is to do a split-off transaction which is expected to be tax-free for shareholders and result in lower annual earnings dilution than could be achieved with a spin-off.  In a split-off, P&G shareholders would be given the option of exchanging their P&G shares for shares in the newly formed coffee company.

Assuming a split-off, the company expects the deal to be dilutive to EPS by 3 to 5 cents on an annual basis.  Also, a split-off transaction would result in a significant one-time gain which would be partially offset by one-time transition costs and a one-time increase in restructuring spending associated with eliminating stranded overhead costs and offsetting EPS dilution.

P&G expects to determine the final deal structure during the April-June 2008 quarter and complete the transaction during the July-December 2008 period.  P&G said the deal structure will be dependent on market conditions, and P&G will execute the transaction only if it achieves sufficient market valuation.

“We greatly appreciate the contributions of our Coffee employees. For over 45 years the Coffee business has been an important contributor to the success of Procter and Gamble,” said Mr. Lafley.  “This separation allows us to focus on our core businesses and The Folgers Coffee Company to further develop and leverage its brand portfolio in a coffee-specific business model.”

Key Financial Highlights
Net sales for the quarter increased nine percent to $21.6 billion behind five percent volume growth and a five point favorable foreign exchange impact.  Disproportionate growth in developing regions resulted in a negative one percent mix impact.  Organic sales were up five percent behind six percent organic volume growth.  Growth was driven by continued success on initiative activity across the company.  A number of the company’s key brands, including Duracell, Febreze, Fusion, Head & Shoulders, Nice ‘N Easy, Pampers, Prilosec and Tide, delivered double-digit volume growth.

Diluted net earnings per share increased 17 percent to $0.98.  Net earnings increased 14 percent to $3.3 billion behind higher sales growth, increased operating profit and a lower tax rate.  Operating margin was down slightly versus the year-ago period as a reduction in overhead spending as a percent of sales was more than offset by higher commodity and energy costs.

Gross margin was down 110-basis points to 51.8% of net sales during the quarter.  Higher commodity and energy costs had a negative impact of over 150-basis points.  These were partially offset by volume leverage and cost savings projects.  To offset the significant commodity and energy cost pressure, the company has announced a number of price increases which go into effect during the January-March quarter.
Selling, general and administrative expenses (SG&A) were 30.0% of net sales, a 90-basis point improvement versus the prior year period.  Overhead spending as a percent of net sales was down due to overhead cost controls, Gillette synergies and scale leverage.  This more than offset higher marketing spending as a percent of net sales to support brand initiatives.

Other non-operating income increased in-line with previous guidance, due to the gain on the sale of the company’s Western European Family Care business which closed on October 1.

Operating cash flow was $4.1 billion, an increase of 69 percent versus the base period.  Operating cash flow increased behind higher earnings and a significant improvement in working capital versus the year-ago period.  Free cash flow as a percentage of net earnings was 107%, well ahead of the company’s 90% annual target.  Capital expenditures were 3.0% of net sales during the quarter.

The company repurchased $2.9 billion of P&G stock during the quarter as part of the company's previously announced share repurchase program.  The company has repurchased $5.5 billion of P&G stock since the inception of this program in July 2007.

Business Segment Discussion
The following provides perspective on the company’s October - December quarter results by business segment.

Beauty GBU
•
Beauty net sales increased 10percent during the quarter to $5.1billionand organic sales grew five percent.  Net sales were up behind three percent volume growth, a six percent favorable foreign exchange impact and a positive mix impact driven primarily by strong growth in Skin Care and Prestige Fragrances.  Organic volume in Prestige Fragrances was up double-digits with continued strong results on Hugo Boss and Dolce & Gabbana.  Skin Care volume increased high-single digits behind Olay Definity and Regenerist.  Hair Care volume was up low-single digits as strong results on Head & Shoulders were partially offset by softness in professional hair care.  Net earnings in Beauty were up ten percent to $883 million behind sales growth.  Higher commodity costs and increased marketing spending were offset by lower overhead costs as a percent of sales.

•
Grooming net sales increased nine percent to $2.2 billion behind seven percent volume growth.  Blades & Razors volume was up double-digits, led by double-digit developing region growth behind the successful expansion of Fusion.  In developed regions, high-single digit growth in North America behind Fusion and Venus Breeze more than offset the base period impact of pipeline volume related to the Fusion launch in several Western European markets.  In Braun, mid-single digit growth in male and female hair removers was more than offset by lower volume in home appliances resulting from supply constraints at a contract manufacturer, a de-emphasis of the home appliances business in the U.S. and the divestiture of thermometer and blood pressure devices.  Net sales for the segment benefited from a seven percent favorable foreign exchange impact, but were negatively impacted by mix resulting primarily from disproportionate developing region growth.  Net earnings in Grooming were up 11 percent for the quarter to $429 million primarily behind sales growth and lower overhead costs, which more than offset lower gross margin on Braun.

Health & Well-Being GBU
•
Health Care net sales were up 11 percent during the quarter to $3.8 billion.  Sales grew behind a five percent increase in volume and a six percent favorable foreign exchange impact.  Oral Care volume was up high-single digits with strong growth on Crest Pro-Health toothpaste and Oral-B brushes in developed regions and continued double-digit growth in developing regions.  Feminine Care volume was up mid-single digits behind higher market share on Always.  Volume in Pharmaceuticals and Personal Health was in-line with the year ago period as strong results on Prilosec OTC and the addition of the Swiss Precision Diagnostics joint venture were offset by lower shipment levels on Vicks due to low cough and cold incidence and on Actonel.  Net earnings in Health Care were up 10 percent to $715 million.  Earnings increased behind sales growth and lower overhead costs as a percent of sales, partially offset by a less profitable product mix and higher commodity costs.

•
Snacks, Coffee and Pet Care net sales increased four percent to $1.3 billion.  Sales were up as a result of a one percent pricing impact in Coffee and Pet Care and three points of favorable foreign exchange.  Volume for the segment was in-line with the year-ago level as growth in Snacks and Coffee was offset by a decline in Pet Care primarily due to continued negative impacts from the voluntary wet pet food recall last fiscal year.  Snacks volume increased mid-single digits behind successful initiative results on Pringles Minis and Selects.  Coffee volume was up low-single digits behind the launch of Dunkin’ Donuts, Folgers Black Silk and Folgers House Blend.  Net earnings in Snacks, Coffee and Pet Care were down 15 percent to $127 million as the impact of higher net sales was more than offset by increased commodity costs.

Household Care GBU
•
Fabric Care and Home Care net sales increased 10 percent to $6.1 billion behind seven percent volume growth.  Favorable foreign exchange added five percent to net sales, but was partially offset by a negative two percent mix impact resulting primarily from disproportionate growth in developing regions.  Fabric Care volume was up high-single digits behind double-digit developing region growth and strong initiative results on Tide, Ariel, Downy and Gain, including continued success on the liquid laundry detergent compaction expansion in North America.  Home Care volume was up low-single digits as growth on initiative activity including Febreze Candles and the Western Europe Air Care launch was partially offset by market softness in North America.  In Batteries, volume was up double-digits in both developed and developing regions behind successful promotion programs during the holiday period and a soft base period.  Net earnings in Fabric Care and Home Care increased six percent to $882 million behind sales growth and overhead improvements, partially offset by increased marketing spending and higher commodity costs.

•
Baby Care and Family Care net sales increased eight percent to $3.4 billion, including the impact of the Western European Family Care divestiture.  Sales were up behind two percent volume growth, five points of favorable foreign exchange and a one percent favorable mix impact.  Organic sales, which exclude the impact of the Western European Family Care divestiture and foreign exchange, grew eight percent.  Baby Care volume increased double-digits behind strong results in developed regions on Baby Dry, Swaddlers and Luvs and continued successful expansion of Pampers in developing regions.  Family Care organic volume was up mid-single digits behind strong results on both Charmin and Bounty.  Net earnings in Baby Care and Family Care were up 23 percent to $418 million as sales growth and lower manufacturing and overhead costs as a percent of net sales more than offset higher commodity costs.

Fiscal Year and January – March Quarter Guidance
For the 2008 fiscal year, the company expects organic sales to grow four to six percent, in-line with its long-term target range.  The combination of pricing and product mix is expected to have a neutral to positive one percent impact on sales growth.  Foreign exchange is expected to have a positive impact of about four percent.  The net impact of acquisitions and divestitures is estimated to have a negative one percent impact on sales growth.  Total sales are expected to increase seven to nine percent.  This is an increase of one percent versus the company’s previous guidance range due to the increased foreign exchange outlook.

The company now expects earnings per share to be in the range of $3.46 to $3.50, up 14 to 15 percent versus the prior year.  This is an improvement versus the company’s prior guidance range of $3.46 to $3.49 due to the strong results in the October-December quarter.  Operating margins are expected to improve by 20 to 50-basis points driven by lower overhead costs as a percent of sales.  The tax rate for fiscal year 2008 is expected to be at or slightly below 28%.

For the January–March quarter, organic sales are expected to grow four to six percent.  The combination of pricing and product mix is expected to be about neutral to sales growth.  Foreign exchange is expected to have a positive impact of about five percent.  The net impact of acquisitions and divestitures is estimated to have a negative one percent impact on sales growth.  Total sales are expected to increase eight to ten percent.

Operating margins are expected to improve modestly as overhead cost improvements will largely be offset by lower gross margins.  Gross margins are expected to be temporarily lower due to higher commodity and energy costs.  The company expects gross margins to recover as pricing actions are implemented in the market.  As such, operating profits are expected to accelerate to double-digit growth rates.  However, interest expense is expected to be significantly higher than year ago due to a low base period comparison and non-operating income is expected to be significantly lower than year ago due to the timing of divestitures.  The tax rate for the quarter is estimated to be at or slightly below 28%.  The company expects earnings per share to be in the range of $0.79 to $0.81 for the quarter.

Forward Looking Statements
All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate the company’s coffee business.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About P&G
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Doug Shelton – 513.983.7893

P&G Investor Relations Contact:
Chris Peterson – 513.983.2414

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  The company believes this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales in the October-December 2007 quarter:

	Total P&G	Beauty	Baby Care & Family Care
Net Sales Growth	9%	10%	8%
Less: Foreign Exchange Impact	-5%	-6%	-5%
Less: Acquisition/Divestiture Impact	+1%	+1%	+5%
Organic Sales Growth	5%	5%	8%

Free Cash Flow.  Free cash flow is defined as operating cash flow less capital spending.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity.  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):
	Operating Cash Flow	CapitalSpending	Free Cash Flow	NetEarnings	Free Cash Flow Productivity
Oct - Dec ’07	$4,141	$(644)	$3,497	$3,270	107%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	OND QUARTER			FYTD

	OND 07	OND 06	% CHG	12/31/2007	12/31/2006	% CHG
NET SALES	$21,575	$19,725	9%	$41,774	$38,510	8%
COST OF PRODUCTS SOLD	10,394	9,287	12%	19,913	18,152	10%
GROSS MARGIN	11,181	10,438	7%	21,861	20,358	7%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,467	6,088	6%	12,729	11,954	6%
OPERATING INCOME	4,714	4,350	8%	9,132	8,404	9%
TOTAL INTEREST EXPENSE	389	339		748	697
OTHER NON-OPERATING INCOME, NET	192	79		385	259
EARNINGS BEFORE INCOME TAXES	4,517	4,090	10%	8,769	7,966	10%
INCOME TAXES	1,247	1,228		2,420	2,406

NET EARNINGS	3,270	2,862	14%	6,349	5,560	14%

EFFECTIVE TAX RATE	27.6%	30.0%		27.6%	30.2%

PER COMMON SHARE:
BASIC NET EARNINGS	$1.04	$0.89	17%	$2.02	$1.73	17%
DILUTED NET EARNINGS	$0.98	$0.84	17%	$1.90	$1.63	17%
DIVIDENDS	$0.35	$0.31	13%	$0.70	$0.62	13%
AVERAGE DILUTED SHARES OUTSTANDING	3,341.5	3,406.5		3,348.2	3,410.1

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	48.2%	47.1%	110	47.7%	47.1%	60
GROSS MARGIN	51.8%	52.9%	(110)	52.3%	52.9%	(60)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	30.0%	30.9%	(90)	30.5%	31.0%	(50)
OPERATING MARGIN	21.9%	22.1%	(20)	21.9%	21.8%	10
EARNINGS BEFORE INCOME TAXES	20.9%	20.7%	20	21.0%	20.7%	30
NET EARNINGS	15.2%	14.5%	70	15.2%	14.4%	80

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Six Months Ended December 31
	2007	2006

BEGINNING CASH	5,354	6,693

OPERATING ACTIVITIES
NET EARNINGS	6,349	5,560
DEPRECIATION AND AMORTIZATION	1,503	1,489
SHARE BASED COMPENSATION EXPENSE	242	289
DEFERRED INCOME TAXES	325	201
CHANGES IN:
ACCOUNTS RECEIVABLE	(703)	(1,668)
INVENTORIES	(589)	(486)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(97)	8
OTHER OPERATING ASSETS & LIABILITIES	126	(110)
OTHER	215	120

TOTAL OPERATING ACTIVITIES	7,371	5,403

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(1,184)	(1,239)
PROCEEDS FROM ASSET SALES	747	135
ACQUISITIONS, NET OF CASH ACQUIRED	24	(139)
CHANGE IN INVESTMENT SECURITIES	(502)	620

TOTAL INVESTMENT ACTIVITIES	(915)	(623)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(2,267)	(2,045)
CHANGE IN SHORT-TERM DEBT	1,163	9,873
ADDITIONS TO LONG TERM DEBT	5,038	7
REDUCTION OF LONG TERM DEBT	(6,129)	(12,488)
IMPACT OF STOCK OPTIONS AND OTHER	979	730
TREASURY PURCHASES	(5,481)	(2,713)

TOTAL FINANCING ACTIVITIES	(6,697)	(6,636)

EXCHANGE EFFECT ON CASH	236	150

CHANGE IN CASH AND CASH EQUIVALENTS	(5)	(1,706)

ENDING CASH	5,349	4,987

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	December 31, 2007	June 30, 2007

CASH AND CASH EQUIVALENTS	$5,349	$5,354
INVESTMENTS SECURITIES	696	202
ACCOUNTS RECEIVABLE	7,688	6,629
TOTAL INVENTORIES	7,690	6,819
OTHER	5,537	5,027
TOTAL CURRENT ASSETS	26,960	24,031

NET PROPERTY, PLANT AND EQUIPMENT	19,888	19,540
NET GOODWILL AND OTHER INTANGIBLE ASSETS	92,384	90,178
OTHER NON-CURRENT ASSETS	5,169	4,265

TOTAL ASSETS	$144,401	$138,014

ACCOUNTS PAYABLE	$4,829	$5,710
ACCRUED AND OTHER LIABILITIES	11,818	9,586
TAXES PAYABLE	1,263	3,382
DEBT DUE WITHIN ONE YEAR	13,569	12,039
TOTAL CURRENT LIABILITIES	31,479	30,717

LONG-TERM DEBT	23,528	23,375
OTHER	21,151	17,162
TOTAL LIABILITIES	76,158	71,254

TOTAL SHAREHOLDERS' EQUITY	68,243	66,760

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$144,401	$138,014

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended December 31, 2007
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$5,137	10%	$1,120	9%	$883	10%
Grooming	2,161	9%	596	12%	429	11%
Beauty GBU	7,298	10%	1,716	10%	1,312	10%

Health Care	3,772	11%	1,056	10%	715	10%
Snacks, Coffee and Pet Care	1,302	4%	201	-13%	127	-15%
Health and Well-Being GBU	5,074	9%	1,257	5%	842	6%

Fabric Care and Home Care	6,074	10%	1,306	6%	882	6%
Baby Care and Family Care	3,374	8%	652	19%	418	23%
Household Care GBU	9,448	9%	1,958	10%	1,300	11%

Total Business Segments	21,820	10%	4,931	9%	3,454	9%
Corporate	(245)	N/A	(414)	N/A	(184)	N/A
Total Company	21,575	9%	4,517	10%	3,270	14%

	Six Months Ended December 31, 2007
		% Change	Earnings	% Change		% Change
		Versus	Before	Versus	Net	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Earnings	Year Ago

Beauty	$9,736	8%	$2,004	8%	$1,572	9%
Grooming	4,176	9%	1,210	14%	880	14%
Beauty GBU	13,912	9%	3,214	10%	2,452	11%

Health Care	7,331	9%	2,036	11%	1,363	10%
Snacks, Coffee and Pet Care	2,425	5%	385	2%	240	1%
Health and Well-Being GBU	9,756	8%	2,421	9%	1,603	8%

Fabric Care and Home Care	11,978	10%	2,662	8%	1,798	8%
Baby Care and Family Care	6,794	9%	1,330	16%	848	17%
Household Care GBU	18,772	10%	3,992	11%	2,646	11%

Total Business Segments	42,440	9%	9,627	10%	6,701	10%
Corporate	(666)	N/A	(858)	N/A	(352)	N/A
Total Company	41,774	8%	8,769	10%	6,349	14%

OCTOBER - DECEMBER NET SALES INFORMATION
(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	3%	3%	6%	0%	1%	10%
Grooming	7%	8%	7%	0%	-5%	9%

Health and Well-Being GBU
Health Care	5%	5%	6%	0%	0%	11%
Snacks, Coffee and Pet Care	0%	0%	3%	1%	0%	4%

Household Care GBU
Fabric Care and Home Care	7%	7%	5%	0%	-2%	10%
Baby Care and Family Care	2%	8%	5%	0%	1%	8%

Total Company	5%	6%	5%	0%	-1%	9%

FISCAL YEAR 2007/2008 NET SALES INFORMATION
(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Total
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Impact
Beauty GBU
Beauty	2%	3%	5%	0%	1%	8%
Grooming	6%	7%	6%	1%	-4%	9%

Health and Well-Being GBU
Health Care	5%	4%	5%	0%	-1%	9%
Snacks, Coffee and Pet Care	1%	1%	3%	0%	1%	5%

Household Care GBU
Fabric Care and Home Care	8%	8%	4%	0%	-2%	10%
Baby Care and Family Care	5%	9%	4%	0%	0%	9%

Total Company	5%	6%	4%	0%	-1%	8%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.